UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 29, 2014

AECOM TECHNOLOGY CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-33447	61-1088522
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

555 South Flower Street, Suite 3700

Los Angeles, California  90071

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code  (213) 593-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On January 29, 2014, AECOM Technology Corporation (the “Company”) entered into and consummated a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent and a lender, and the other lenders party thereto (collectively, the “Lenders”).

The Credit Agreement, which replaces the Company’s prior revolving credit agreement set to expire in 2016, preserves the available borrowing capacity under the Company’s unsecured revolving credit facility at $1.05 billion, and expires on January 29, 2019.  The Company may, at its option, also increase the commitments under the Credit Agreement up to an additional $200 million subject to receipt of additional lending commitments for such loans and other customary conditions.

The loans under the Credit Agreement bear interest, at the Company’s option, at either the Base Rate (as defined in the Credit Agreement) plus an applicable margin or the Eurodollar Rate (as defined in the Credit Agreement) plus an applicable margin.  The applicable margin for Base Rate loans is a range of 0.125% to 1.25% based on the leverage ratio of the Company at the end of each fiscal quarter and the applicable margin for Eurodollar Rate loans is a range of 1.125% to 2.25% based on the leverage ratio of the Company at the end of each fiscal quarter.

Prior to the maturity date, the principal amounts outstanding under the Credit Agreement may be repaid and reborrowed at the option of the Company without premium or penalty, subject to certain conditions.  The principal amount outstanding under the Credit Agreement and any accrued and unpaid interest is due no later than the maturity date of January 29, 2019.  Accrued interest with respect to such principal amounts is payable in arrears on a quarterly basis for Base Rate loans, and at the end of the applicable interest period but at most every three months for Eurodollar Rate loans.

The Credit Agreement contains customary covenants that have the effect of limiting under certain circumstances the ability of the Company and its subsidiaries to, among other things, merge with other entities, create new liens, incur additional indebtedness, sell assets outside of the ordinary course of business, pay dividends or make other payments with respect to the Company’s capital stock, enter into transactions with affiliates, or substantially change the general nature of the business of the Company and its subsidiaries, taken as a whole.  The Credit Agreement also requires the Company to maintain certain financial ratios.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries pursuant to a subsidiary guaranty. The loans under the Credit Agreement are unsecured.

Events of default (subject to certain cure periods and other limitations) under the Credit Agreement are customary and include but are not limited to (i) non-payment of principal, interest or other amounts due under the Credit Agreement, (ii) the violation of terms, covenants, representations or warranties in the Credit Agreement or related loan documents, (iii) certain events of default under agreements governing certain indebtedness of the Company and its subsidiaries, (iv) certain events of bankruptcy, insolvency or liquidation involving the Company or certain subsidiaries, (v) final judgments in excess of 3.0% of the Company’s net worth and (vi) the occurrence of an ERISA Event (as defined in the Credit Agreement) in certain circumstances.

The descriptions set forth above are qualified in their entirety by the Credit Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.

Bank of America, N.A. the administrative agent under the Credit Agreement, also is the administrative agent under that certain Second Amended and Restated Credit Agreement dated as of June 7, 2013 (the “Term Loan Credit Facility”), and certain lenders under the Credit Agreement also are lenders under the Term Loan Credit Facility.  The Company and its affiliates maintain various commercial and service relationships with the Lenders and their affiliates in the ordinary course of business. In the ordinary course of their respective businesses, the Lenders and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit 10.1                              Fourth Amended and Restated Credit Agreement, dated as of January 29, 2014, by and among AECOM Technology Corporation, certain Subsidiaries of AECOM Technology Corporation party thereto, Bank of America, N.A., as administrative agent and a lender, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

AECOM TECHNOLOGY CORPORATION

Dated: January 31, 2014	By:	/s/ DAVID Y. GAN
David Y. Gan
Senior Vice President, Assistant General Counsel

EXHIBIT INDEX

Exhibit

10.1                        Fourth Amended and Restated Credit Agreement, dated as of January 29, 2014, by and among AECOM Technology Corporation, certain Subsidiaries of AECOM Technology Corporation party thereto, Bank of America, N.A., as administrative agent and a lender, and the lenders party thereto.